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                                                                     Exhibit 4.5

                              AMENDED AND RESTATED

                                SALEM TRUST BANK

                        1986 INCENTIVE STOCK OPTION PLAN

                            Effective January 9, 1986

                                SALEM TRUST BANK
                        1986 INCENTIVE STOCK OPTION PLAN

                                TABLE OF CONTENTS

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                                                                                                       Page
Section 1.  Purpose                                                                                     1
Section 2.  Administration                                                                              1
Section 3.  Stock Available for Options                                                                 2
Section 4.  Nonqualified Options                                                                        3
Section 5   Eligibility                                                                                 3
Section 6.  Option Price                                                                                4
Section 7.  Expiration of Options                                                                       5
Section 8.  Terms and Conditions of Options                                                             6
Section 9.  Exercise of Options                                                                         7
Section 10. Termination of Employment -
            Except by Death or Retirement                                                               8
Section 11. Termination of Employment -
            Retirement                                                                                  8
Section 12. Termination of Employment -
            Death                                                                                       8
Section 13. Restrictions on Transfer                                                                    9
Section 14. Right of Repurchase by the Company                                                          9
Section 15. Capital Adjustments Affecting
            Common Stock                                                                                9
Section 16. Application of Funds                                                                       11
Section 17. No Obligation to Exercise Option                                                           11
Section 18. Term of Plan                                                                               11

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
Section 19. Effective Date of Plan                                                                     12
Section 20. Time of Granting of Options                                                                12
Section 21. Termination and Amendment                                                                  12
Section 22. Other Provisions                                                                           12

                              AMENDED AND RESTATED

                                SALEM TRUST BANK

                        1986 INCENTIVE STOCK OPTION PLAN

THIS IS THE 1986 INCENTIVE STOCK OPTION PLAN ("Plan") of SALEM TRUST BANK ("the Bank"), a banking organization organized under the laws of the State of North Carolina, with its principal office in Forsyth County, North Carolina, effective January 9, 1985, under which options may be granted from time to time to eligible employees of the Bank to purchase shares of common stock of the Bank, subject to the provisions set forth as follows:

1. PURPOSE

      The purpose of this Plan is to aid the Bank in attracting capable executives and to provide a long range inducement for key employees to remain in the management of the Bank, to perform at increasing levels of effectiveness and to acquire a permanent stake in the Bank with the interest and outlook of an owner. These objectives will be promoted through the granting to key employees of options to acquire shares of common stock of the Bank pursuant to the terms of this Plan.

2. ADMINISTRATION

      The Plan shall be administered by a committee to be appointed from time to time by the Board of Directors of the Bank (the "Committee"). If action is to be taken by the Committee concerning the granting of options to any member of the Committee or in any way affecting the options held by a Committee member, then that interested Committee member shall abstain from voting on these issues.

      The Committee shall have full authority to award options, to interpret the Plan, and to make such determinations as it deems appropriate for the administration of the Plan, taking into consideration the recommendations of management. The determinations or the interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive upon all persons affected thereby.

      It shall be in the discretion of the Committee to grant options which qualify as "incentive stock options" (as that term is defined in Section 422A of the Internal Revenue Code of 1954, as amended) or which will be given tax treatment as "nonqualified stock options" (herein referred to collectively as "options"; however, whenever reference is specifically made only to

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"incentive stock options" or "nonqualified stock options," such reference shall be deemed to be made to the exclusion of the other).

      Any action of the Committee with respect to the Plan shall be taken by a majority vote at a meeting of the Committee or by written consent of all of the members of the Committee without a meeting.

3. STOCK AVAILABLE FOR OPTIONS

      (a) The stock to be subject to options under the Plan shall be authorized but unissued shares of common stock of the Bank or, in the discretion of the Committee, issued shares which have been reacquired by the Bank. The total amount of stock for which options may be granted under the Plan shall not exceed 159,523 shares. Such number of shares is subject to any capital adjustments as provided in Section 14. In the event that an option granted under the Plan expires or is terminated unexercised as to any shares covered thereby, such shares thereafter shall be available for the granting of options under the Plan; however, if the expiration or termination date of any option is beyond the term of existence of the Plan as described in Section 16, then any shares covered by unexercised - or terminated options shall not reactivate the existence of this Plan and therefore may not be available for additional grants under the Plan.

      (b) No more then ten percent (10%) of the Bank's outstanding shares may be committed to the Plan.

4. NONQUALIFIED OPTIONS

      All eligible employees, nonemployee directors and advisory directors of the Bank may receive nonqualified stock options. Eligibility to receive nonqualified options shall be established pursuant to Section 5 below. All characteristics of the nonqualified options, including option prices, shall be established as provided in the Plan.

5. ELIGIBILITY

      Options shall be granted only to individuals who meet the following eligibility requirements:

      (a) Except for grants of nonqualified stock options to directors and advisory directors, such individual must be an employee of the Bank. An individual shall be considered to be an "employee" only if there exists between the Bank and the individual the legal and bona fide relationship of employer and employee. In determining whether such relationship exists, the regulations of the United States Treasury Department relating to the determination of such

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      relationship for the purpose of collection of income tax at the source on wages shall be applied;

      (b) Except for grants of nonqualified stock options to directors and advisory directors, such employees must be "key employees" of the Bank. For this purpose, "key employees" shall be considered to be those employees who, in the judgment of the Committee, are in a position materially to affect the operations and profitability of the Bank by reason of the nature and extent of their duties and responsibilities.

      (c) Such individual must have such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment involved in the exercise of the options;

      (d) Such individual, being otherwise eligible under this Section 4, shall have been selected by the Committee as a person to whom an option shall be granted under the Plan;

      (e) Nonqualified options may be granted to (i) key employees as further defined in (a)and (b) above, (ii) directors of the Bank, and (iii) advisory directors of the Bank. Individuals who are not key employees of the Bank, will not be eligible to receive incentive stock options; and

      (f) In determining the individuals to whom options shall be granted and the number of shares to be covered by each option, the Committee shall take into account the nature of the services rendered by the respective individuals, their present and potential contributions to the success of the Bank and such other factors as the Committee shall deem relevant. An individual who has been granted an option under the Plan may be granted an additional option or options under the Plan if the Committee shall so determine.

      (g) No more than forty percent (40%) of the shares set aside for option pursuant to the Plan may be allocated to any one participant in the Plan.

6. OPTION PRICE

      (a) Except in the case where options are granted to an individual who owns stock possessing more than 10 percent (10%) of the total combined voting power of all classes of stock of the Bank or its subsidiary corporations ("ten percent shareholder"), the option price of each option granted under the Plan shall be not less than one hundred percent (100%) of the market value of the stock on the date of grant of the incentive stock option. In the case of incentive stock options granted to a ten percent

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      shareholder, the option price of each incentive stock option granted under the Plan shall not be less than one hundred ten percent (110%) of the market value of the stock on the date of grant of the incentive stock option. "Market value" shall be determined by the Committee in its discretion as of the time of the granting of each option upon the consideration by the Committee of such factors that it shall deem pertinent. By way of illustration and not of limitation, such factors may be (i) recent sales prices of the Bank's stock; (ii) recent results of the Bank's business operations; (iii) current book value and net worth; (iv) various financial ratios which the Committee may deem appropriate; (v) projections of the bank's future business operations and opportunities;
      and (vi) such other factors which may be relevant under applicable Federal tax laws and Internal Revenue Service rules and regulations. The option price is subject to any capital adjustment as provided in Section 14.

      (b) The option price for nonqualified stock options shall be established by the Committee in its discretion and shall not be less than the market value of the stock on date of grant.

      (c) The option price shall be payable to the Bank either (i) in cash or by check, bank draft or money order payable to the order of the Bank, or (ii) at the discretion of the Committee, through the delivery of shares of the common stock of the Bank owned by the optionee with a value equal to the option price, or (iii) at the discretion of the Committee by a combination of (i) and (ii) above. No shares shall be delivered until full payment has been made. The - Committee may not approve a reduction of such purchase price in any such option, or the cancellation of any such option and the regranting thereof to the same optionee at a lower purchase price, at a time when the market value of the shares is lower than it was when such option was granted.

7. EXPIRATION OF OPTIONS

      The Committee shall determine the expiration date or dates of each option, but such expiration date shall be not later than ten (10) years after the date an incentive stock option is granted or later than eleven (11) years after the date a nonqualified stock option is granted. The Board, in its discretion, may extend the expiration date or dates of an option after such date was originally set; however, such expiration date may not exceed the maximum expiration date described above.

8. TERMS AND CONDITIONS OF OPTIONS

      (a) All options must be granted within ten (10) years of the Effective Date of this Plan as provided in Section 18;

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      (b) The Committee may grant incentive stock options and nonqualified stock options, either separately or jointly, to an eligible employee;

      (c) The grant of options shall be evidenced by a written instrument containing terms and conditions established by the Committee consistent with the provisions of this Plan;

      (d) The Committee may grant an option or options to an optionee and stipulate that a portion of such option expires or becomes exercisable at a stated interval or that portions of such option expires or becomes exercisable at several stated intervals;

      (e) An optionee shall have no rights as a stockholder with respect to any shares covered by his option until payment in full by him for the shares being purchased. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock is fully paid for, except as provided in Section 13 hereof; and

      (f) The aggregate fair market value (determined as of the time the option is granted) of the stock for which an optionee may be granted incentive stock options in any calendar year (including incentive stock options granted under all option plans of the Bank or any of its subsidiary corporations) shall not exceed $100,000 plus any unused limit carryover (as that term is defined in Section 422A of the Internal Revenue Code of 1954, as amended) to such year; provided, however, that such $100,000 limit of this subsection (f) shall not apply to the grant of nonqualified stock options.

9. EXERCISE OF OPTIONS

      (a) As to options granted to an employee, such optionee must have been continuously employed or remain in the employ of the Bank for such period of time prior to or from the date of grant before the right to exercise any part of the option granted to such employee will accrue as shall be determined by the Committee. Each option granted under the Plan shall be exercisable at such time or in such annual installments as may be determined by the Committee at the time of the grant. The right to exercise options in annual installments may be cumulative. Except as provided in Sections 10 and 11, no option may be exercised at any time unless the holder thereof is then an employee of the Bank. The exercise of any stock option must be evidenced by written notice to the Bank that the optionee intends to exercise his stock option. In no event shall an option granted pursuant to the terms of the Plan be exercised until

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      the Plan has been approved by the shareholders of the Bank and by the
      Commissioner of Banks of the State of North Carolina.

      (b) No option may be exercised and no shares may be acquired under the Plan prior to the timely filing by both the optionee and the Bank of all appropriate documents that may be required by applicable federal and state securities laws and state corporate laws.

      (c) No incentive stock options granted pursuant to the Plan may be exercised by an individual unless all incentive stock options granted to such individual pursuant to the Plan prior to the date of grant of the incentive stock options in question have been exercised in full or have expired by reason of lapse of time.

10. TERMINATION OF EMPLOYMENT - EXCEPT BY DEATH OR RETIREMENT

      If any optionee ceases to be employed by the Bank or ceases to be a director or advisory director of the Bank for any reason other than his death, disability retirement or normal retirement (age 65), his option shall immediately terminate. Whether a leave of absence shall constitute a termination of employment shall be determined by the Committee, whose decision shall be final and conclusive.

11. TERMINATION OF EMPLOYMENT - RETIREMENT

      If any optionee ceases to be employed by the Bank due to his retirement upon attaining normal retirement age (age 65), he may, at any time within three
(3) months after his date of retirement, but not later than the date of expiration of the option, exercise the option to the extent the employee was entitled to do so on his date of retirement. If any optionee ceases to be employed by the Bank due to his becoming disabled, he may, at any time within twelve (12) months after his date of retirement, but not later than the date of expiration of the option, exercise the option to the same extent the employee was entitled to do so on his date of retirement. Any options or portions of options of retired optionees not so exercised shall terminate.

12. TERMINATION OF EMPLOYMENT - DEATH

      If any optionee dies while in the employment of the Bank, the person or persons to whom the option is transferred by will or by the laws of descent and distribution may exercise the same option to the same extent and upon the same terms and conditions the optionee would have been entitled to do so had he lived until the term of the option had expired. Any options or portions of options of deceased optionees not so exercised shall terminate.

13. RESTRICTIONS ON TRANSFER

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      An option granted under this Plan may not be transferred except by will or the laws of descent and distribution and, during the lifetime of the optionee to whom it was granted, may be exercised only by such optionee.

14. RIGHT OF REPURCHASE BY THE BANK

      As to any option granted to an employee of the Bank, if an optionee exercises any option pursuant to the Plan and ceases to be employed by the Bank for any reason (other than death or retirement) during a period of one year subsequent to the exercise of the option, then the Bank, or its appointee, shall have the right for a period of 45 days after the date the optionee ceases to be employed by the Bank to repurchase from the optionee the same number of shares acquired by the optionee through the exercise of the option at the same price the optionee paid for such shares.

      The above restriction as set forth in the Section 14 shall be included in each option granted under this Plan, and in the discretion of the Committee, the following legend may be placed on the stock certificate representing shares transferred to optionees pursuant to the exercise of options under the Plan:

      These securities are subject to the Bank's right of repurchase contained in the Salem Trust Bank 1986 Incentive Stock Option Plan, effective January 9, 1986, at the option price stated in the optionee's Stock Option Grant and Agreement.

15. CAPITAL ADJUSTMENTS AFFECTING COMMON STOCK

      (a) If the outstanding shares of the common stock of the Bank are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Bank or shares of a different par value or without par value through reorganization, recapitalization, reclassification, stock dividend, stock split, amendment to the Bank's Articles of Incorporation or reverse stock split, an appropriate adjustment shall be made in the number and/or kind of securities allocated to the options previously and subsequently granted under the Plan, without change in the aggregate purchase price applicable to the unexercised portion of the outstanding options but with a corresponding adjustment in the price for each share or other unit of any security covered by the options.

      (b) Upon the effective date of the dissolution or liquidation of the Bank, or of a reorganization, merger or consolidation of the Bank with one or more corporations in which the Bank is not the surviving corporation ration, or of a transfer of substantially all the property or more than eighty percent (80%) of the then outstanding shares of the

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      Bank to another corporation, the Plan and any option previously granted hereunder shall terminate unless provision is made in writing in connection with such transaction for the continuance of the Plan and for the assumption of options theretofore granted, or the substitution for such options of new options covering the shares of a successor employer corporation, or of a parent or subsidiary thereof, with appropriate adjustments as to number and kind of shares and prices in which event the Plan and the options theretofore granted or the new options substituted therefor, shall continue in the manner and under the terms so provided. In the event of such dissolution, liquidation, reorganization, merger, consolidation, transfer of assets or transfer of shares, and if provision is not made in such transaction for the continuance of the Plan and for the assumption of options theretofore granted or for the substitution of such options or new options covering the shares of a successor employer corporation or a parent or subsidiary thereof, then such optionee under the Plan shall be entitled, prior to the effective date of any such transaction, to purchase the full number of shares under his option which he would otherwise have been entitled to purchase during the remaining term of such option.

      (c) To the extent that the foregoing adjustments relate to particular stock or securities of the Bank subject to option under this Plan, such adjustments shall be made by the Committee, whose determination in that respect shall be final and conclusive.

      (d) The grant of an option pursuant to this Plan shall not affect in any way the right or power of the Bank to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

      (e) No fractional shares of stock shall be issued under the Plan for any such adjustment.

16. APPLICATION OF FUNDS

      The proceeds received by the Bank from the sale of common stock pursuant to options will be used for general corporate purposes.

17. NO OBLIGATION TO EXERCISE OPTION

      The granting of an option shall impose no obligation upon the optionee to exercise such option.

18. TERM OF PLAN

      Options may be granted pursuant to this Plan from time to time within a period of ten (10) years from the date this Plan is approved by the Board of Directors.

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19. EFFECTIVE DATE OF PLAN

      This Plan shall become effective January 9, 1986, following approval thereof by the Board of Directors. Pursuant to federal tax law and North Carolina banking law, the Board shall submit the Plan to the shareholders of the Bank and the Commissioner of Banks for their respective approvals. No options granted prior to receipt of such approvals shall be exercisable until both such approvals shall have been obtained.

20. TIME OF GRANTING OF OPTIONS

      Nothing contained in the Plan or in any resolution adopted or to be adopted by the Board or the shareholders of the Bank and no action taken by the Board shall constitute the granting of any options hereunder. The granting of an option pursuant to the Plan shall take place only when a written option agreement shall have been duly executed and delivered by and on behalf of the Bank.

21. TERMINATION AND AMENDMENT

      The Board may at any time alter, suspend, terminate or discontinue the Plan, but may not, without the consent of the - holder of an option previously granted, make any alteration which would deprive him of his rights with respect thereto or, without the approval of the stockholders, make any alteration which would (a) increase the number of aggregate shares subject to the option under this Plan or decrease the minimum option price except as provided in Section 14; or (b) extend the term of this Plan as provided in Section 18 or the maximum period during which an option may be exercised as provided in Section 7.

22. OTHER PROVISIONS

      The option agreements authorized under this Plan shall contain such other provisions not inconsistent with the foregoing, including, without limitation, increased restrictions upon the exercise of the option, as the Board may deem advisable.